Exhibit 99.1

Central European Distribution Corporation Working With RTL and

Holders of Senior Secured Notes on Restructuring Proposal

MT. LAUREL, NEW JERSEY – March 4, 2013 – Central European Distribution Corporation (NASDAQ: CEDC) confirmed today that it has received a proposal for a financial restructuring of CEDC and CEDC Finance Corporation International, Inc. (“CEDC FinCo”) from Roust Trading Ltd. (“Roust Trading”) that is also supported by certain beneficial owners of the $380 million 9.125% senior secured notes and €430 million 8.875% senior secured notes, each due 2016 issued by CEDC FinCo (the “2016 Steering Committee”).

CEDC is evaluating this proposal and expects to make a final determination on its merits within the coming days. In the interim, CEDC’s advisors are working with the advisors to Roust Trading and the 2016 Steering Committee to position CEDC to implement a revised consensual transaction consistent with the timing described in the offering memorandum distributed by CEDC in respect of the exchange offers launched on February 25, 2013.

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell the notes or any other securities of CEDC.

Contacts:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061